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                                   EXHIBIT 11


                        COMPUTATION OF INCOME PER COMMON
                          AND COMMON EQUIVALENT SHARE
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                                  EXHIBIT (11)


                      Elcor Corporation and Subsidiaries
         Computation of Income Per Common and Common Equivalent Share


(In thousands, except per share amounts)

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
1.       Three Months Ended September 30, 1996                       Three Months Ended
                                                                     ------------------
          and September 30, 1995                                     9-30-96    9-30-95
                                                                     ------------------

                 Net Income                                          $ 3,768    $ 3,663
                                                                     =======    =======

         Shares:
           Weighted average common shares
             outstanding                                               8,758      8,723

         Adjustments:
           (a)   Assumed issuance of shares purchased
                 under incentive stock option plan using
                 the treasury stock method                                35        120
                                                                     -------    -------

         Total Common and Common Equivalent Shares                     8,793      8,843
                                                                     =======    =======

         Income per Common and Common Equivalent Share               $   .43    $   .41
                                                                     =======    =======
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